MICHAEL KORS

Exhibit 99.1
Michael Kors Holdings Limited Announces Third Quarter Fiscal 2016 Results
Third Quarter Total Revenue Increased 6.3% (Increased 9.9% on a Constant Currency Basis)
Third Quarter Reported Diluted EPS was $1.59 ($1.65 on a Constant Currency Basis)
London — February 2, 2016 — Michael Kors Holdings Limited (NYSE:KORS) (the “Company”), a global luxury lifestyle brand, today announced its financial results for the fiscal 2016 third quarter ended December 26, 2015.
For the third quarter ended December 26, 2015:

•	Total revenue increased 6.3% to $1.40 billion from $1.31 billion in the third quarter of fiscal 2015. On a constant currency basis, total revenue increased 9.9%.

•
Retail net sales increased 11.1% to $766.2 million driven primarily by e-commerce sales from the Company's digital flagships and 114 net new store openings since the end of the third quarter of fiscal 2015. Comparable store sales decreased 0.9%. On a constant currency basis, retail net sales grew 15.7%, and comparable store sales increased 2.0%. Wholesale net sales increased 0.3% to $575.5 million and on a constant currency basis, wholesale net sales grew 3.0%. Licensing revenue increased 8.4% to $55.8 million.

•
Total revenue in the Americas increased 0.4% to $1.06 billion on a reported basis and increased 1.4% on a constant currency basis. European revenue grew 14.3% to $276.0 million on a reported basis, and grew 29.1% on a constant currency basis. Revenue in Japan increased 59.1% to $25.5 million on a reported basis, and increased 68.0% on a constant currency basis.

•
Gross profit increased 4.0% to $832.0 million, and as a percentage of total revenue was 59.5%. Foreign currency translation and transaction negatively impacted gross profit margin by approximately 95 basis points. This compares to gross margin of 60.9% in the third quarter of fiscal 2015.

•	Income from operations was $409.3 million, or 29.3% as a percentage of total revenue. This compares to $418.5 million, or 31.8% as a percentage of total revenue, for the third quarter of fiscal 2015.

•
Net income was $294.6 million, or $1.59 per diluted share, based on a 28.0% tax rate and 184.9 million weighted average diluted shares outstanding, which included an unfavorable impact related to foreign currency exchange rates of approximately $0.06 per share. Net income for the third quarter of fiscal 2015 was $303.7 million, or $1.48 per diluted share, based on a 27.2% tax rate and 205.6 million weighted average diluted shares outstanding.

•
At December 26, 2015, the Company operated 623 retail stores, including concessions, compared to 509 retail stores, including concessions, at the end of the same prior-year period. The Company had 234 additional retail stores, including concessions, operated through licensing partners. Including licensed locations, there were 857 Michael Kors stores worldwide at the end of the third quarter of fiscal 2016.

John D. Idol, the Company’s Chairman and Chief Executive Officer, said, “We are pleased with our third quarter results, as we delivered revenue, comparable store sales and earnings growth ahead of our expectations. Our performance was driven primarily by strong consumer response to our luxury fashion product offering, particularly in our accessories and footwear categories, the continued momentum in our digital flagship business and outstanding growth in our international markets. As we look ahead, we are excited about our upcoming Spring collections that embody design innovation and underscore Michael Kors fashion leadership. In addition, we remain focused on further developing our digital flagship strategy as we offer our customers a seamless omni-channel experience, the build-out of our men’s business, and leveraging our strong brand awareness to expand our business globally. We believe that the continued execution of these strategic initiatives positions us well to deliver long term growth.”

MICHAEL KORS

For the first nine months ended December 26, 2015:

•	Total revenue increased 6.8% to $3.51 billion from $3.29 billion in the same period of fiscal 2015. On a constant currency basis, total revenue increased 11.6%.

•
Retail net sales increased 9.4% to $1.82 billion. Comparable store sales decreased 5.6%. On a constant currency basis, retail net sales grew 15.5% and comparable store sales declined 1.6%. Wholesale net sales increased 3.9% to $1.55 billion and on a constant currency basis, wholesale net sales grew 7.9%. Licensing revenue increased 5.5% to $137.7 million.

•	Gross profit for the first nine months increased 4.1% to $2.10 billion, and as a percentage of total revenue, was 59.8%. This compares to gross margin of 61.3% in the same period of fiscal 2015.

•
Income from operations for the first nine months was $931.0 million and as a percentage of total revenue was 26.5%. For the same period of fiscal 2015, income from operations was $1,000.8 million, or 30.4% as a percentage of total revenue.

•
Net income for the first nine months was $662.1 million, or $3.45 per diluted share, based on 192.1 million weighted average diluted shares outstanding, which included an unfavorable impact related to foreign currency exchange rates of approximately $0.18 per share. Net income for the same period of fiscal 2015 was $698.4 million, or $3.38 per diluted share, based on 206.8 million weighted average diluted shares outstanding.

Share Repurchase Program
During the third quarter, the Company repurchased 4,682,121 of the Company's ordinary shares for approximately $200.0 million in open market transactions. As of December 26, 2015, the remaining availability under the Company’s share repurchase program was $558.1 million. Share repurchases may be made in open market or privately negotiated transactions, subject to market conditions, applicable legal requirements, trading restrictions under the Company’s insider trading policy, and other relevant factors. The program may be suspended or discontinued at any time.
Outlook
For the fourth quarter of fiscal 2016, the Company expects total revenue to be in the range of $1.13 billion to $1.15 billion, which includes approximately $36 million of additional sales due to the 53rd week. On a constant currency basis, total revenue is expected to increase in the high-single digit range assuming an impact of approximately $20 million from the change in foreign currency rates. The Company expects comparable store sales to be flat on a reported basis and to increase in the low single digits on a constant currency basis. Operating expense as a percentage of total revenue is expected to increase 190 to 220 basis points, primarily due to global investments in digital flagships, corporate talent, new stores, shop-in-shops, infrastructure and distribution. Diluted earnings per share are expected to be in the range of $0.93 to $0.97 for the fourth quarter of fiscal 2016. This assumes 182.5 million weighted average diluted shares outstanding and a tax rate of approximately 27.5%. The Company expects foreign currency to impact net income by approximately $3 million and EPS by approximately $0.02.
For fiscal 2016, the Company expects total revenue to be approximately $4.65 billion. On a constant currency basis, total revenue is expected to increase in the low-double digit range assuming an impact of approximately $180 million from the change in foreign currency rates. The Company expects a mid-single digit comparable store sales decrease on a reported basis and a low-single digit decrease on a constant currency basis. Operating expense as a percentage of total revenue is expected to increase approximately 230 basis points, due to the above mentioned investments. Diluted earnings per share are expected to be in the range of $4.38 to $4.42 for fiscal 2016. This assumes 190 million weighted average diluted shares outstanding and a tax rate of approximately 28.5%. The Company expects foreign currency to impact net income by approximately $38 million and EPS by approximately $0.20.
Conference Call Information
A conference call to discuss third quarter results is scheduled for today, February 2, 2016 at 8:00 a.m. ET. A replay of the call will be available today at 11:00 a.m. ET; to access the replay, dial 1-877-870-5176 for domestic callers or dial 1-858-384-5517 for international callers and enter access code 9289594. The conference call will also be webcast live in the investor relations section of www.michaelkors.com. The webcast will be accessible on the website for approximately 90 days after the call.

MICHAEL KORS

About Michael Kors
Michael Kors is a world-renowned, award-winning designer of luxury accessories and ready to wear. His namesake company, established in 1981, currently produces a range of products through his Michael Kors Collection and MICHAEL Michael Kors labels, including accessories, footwear, watches, jewelry, men’s and women’s ready to wear, and a full line of fragrance products. Michael Kors stores are operated, either directly or through licensing partners, in some of the most prestigious cities in the world, including New York, Beverly Hills, Chicago, London, Milan, Paris, Munich, Istanbul, Dubai, Seoul, Tokyo and Hong Kong.

Forward Looking Statements
This press release contains forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this press release are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2015 (File No. 001-35368), filed on May 27, 2015 with the U.S. Securities and Exchange Commission.
Use of Non-GAAP Constant Currency Financial Measures
Constant currency effects are non-GAAP financial measures, which are provided to supplement our reported operating results to facilitate comparisons of our operating results and trends in our business, excluding the effects of foreign currency rate fluctuations. Because we are a global Company, foreign currency exchange rates may have a significant effect on our reported results. We calculate constant currency measures and the related foreign currency impacts by translating the current-year’s reported amounts into comparable amounts using prior year’s foreign exchange rates for each currency. All constant currency performance measures discussed below should be considered a supplement to and not in lieu of our operating performance measures calculated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP.”)
CONTACTS:
Investor Relations:
Michael Kors Holdings Limited
Krystyna Lack - VP, Treasurer
201-691-6133 InvestorRelations@MichaelKors.com
Or
ICR, Inc.
Jean Fontana
203-682-1214 jean.fontana@icrinc.com
Media:
ICR, Inc.
Alecia Pulman
646-277-1231 KorsPR@icrinc.com

MICHAEL KORS

SCHEDULE 1
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014
Net sales	$1,341,678	$1,263,226	$3,375,766	$3,159,932
Licensing revenue	55,801	51,500	137,669	130,553
Total revenue	1,397,479	1,314,726	3,513,435	3,290,485
Cost of goods sold	565,509	514,583	1,413,401	1,273,682
Gross profit	831,970	800,143	2,100,034	2,016,803
Total operating expenses	422,662	381,666	1,169,017	1,015,997
Income from operations	409,308	418,477	931,017	1,000,806
Other (income) expense, net	(54)	188	840	(1,161)
Interest expense, net	632	116	1,116	147
Foreign currency losses	136	1,163	2,255	4,711
Income before provision for income taxes	408,594	417,010	926,806	997,109
Provision for income taxes	114,398	113,335	265,437	298,728
Net income	$294,196	$303,675	$661,369	$698,381
Less: Net loss attributable to noncontrolling interest	(390)	—	(708)	—
Net income attributable to MKHL	$294,586	$303,675	$662,077	$698,381
Weighted average ordinary shares outstanding:
Basic	182,176,452	202,668,541	189,336,957	203,627,688
Diluted	184,851,616	205,647,816	192,143,422	206,752,103
Net income per ordinary share:
Basic	$1.62	$1.50	$3.50	$3.43
Diluted	$1.59	$1.48	$3.45	$3.38

MICHAEL KORS

SCHEDULE 2
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 26, 2015	March 28, 2015	December 27, 2014
Assets
Current assets
Cash and cash equivalents	$696,823	$978,922	$1,002,830
Receivables, net	301,632	363,419	311,086
Inventories	588,295	519,908	537,501
Prepaid expenses and other current assets	74,921	127,443	110,347
Total current assets	1,661,671	1,989,692	1,961,764
Property and equipment, net	739,863	562,934	532,304
Intangible assets, net	66,363	61,541	63,644
Goodwill	23,215	14,005	14,005
Deferred tax assets	24,019	22,958	26,730
Other assets	19,086	33,498	33,576
Total assets	$2,534,217	$2,684,628	$2,632,023
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$190,740	$142,818	$175,197
Accrued payroll and payroll related expenses	49,236	62,869	50,642
Accrued income taxes	33,306	25,507	29,757
Accrued expenses and other current liabilities	149,788	95,146	105,726
Total current liabilities	423,070	326,340	361,322
Deferred rent	104,407	88,320	94,926
Deferred tax liabilities	4,269	6,966	1,580
Long-term debt	3,977	—	—
Other long-term liabilities	18,571	22,037	22,710
Total liabilities	554,294	443,663	480,538
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized; 207,358,367 shares issued and 179,406,768 outstanding at December 26, 2015; 206,486,699 shares issued and 199,656,833 outstanding at March 28, 2015, and 201,029,249 shares issued and 195,889,884 outstanding at December 27, 2014	—	—	—
Treasury shares, at cost (27,951,599 shares at December 26, 2015; 6,829,866 shares at March 28, 2015; and 5,139,365 shares at December 27, 2014)	(1,450,114)	(497,724)	(405,702)
Additional paid-in capital	692,758	636,732	610,938
Accumulated other comprehensive loss	(97,915)	(66,804)	(39,870)
Retained earnings	2,830,810	2,168,761	1,986,119
Total shareholders’ equity of MKHL	1,975,539	2,240,965	2,151,485
Noncontrolling interest	4,384	—	—
Total shareholders’ equity	1,979,923	2,240,965	2,151,485
Total liabilities and shareholders’ equity	$2,534,217	$2,684,628	$2,632,023

MICHAEL KORS

SCHEDULE 3
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED SEGMENT DATA
($ in thousands)
(Unaudited)

		Three Months Ended		Nine Months Ended
		December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014
Revenue by Segment and Region:
Retail net sales:	The Americas	$589,551	$551,840	$1,371,114	$1,296,398
	Europe	151,173	121,518	383,741	321,558
	Japan	25,501	16,030	67,485	47,253
Total Retail Net Sales		766,225	689,388	1,822,340	1,665,209
Wholesale net sales:	The Americas	440,051	476,239	1,175,316	1,203,960
	Europe	101,432	97,599	295,862	290,763
	Asia	33,970	—	82,248	—
Total Wholesale Net Sales		575,453	573,838	1,553,426	1,494,723
Licensing revenue:	The Americas	32,414	29,201	81,096	78,037
	Europe	23,387	22,299	56,573	52,516
Total Licensing Revenue		55,801	51,500	137,669	130,553
Total Revenue		$1,397,479	$1,314,726	$3,513,435	$3,290,485

Income from Operations:
Retail		$212,856	$214,928	$433,689	$484,951
Wholesale		160,269	170,487	423,459	444,811
Licensing		36,183	33,062	73,869	71,044
Total Income from Operations		$409,308	$418,477	$931,017	$1,000,806

Operating Margin:
Retail		27.8%	31.2%	23.8%	29.1%
Wholesale		27.9%	29.7%	27.3%	29.8%
Licensing		64.8%	64.2%	53.7%	54.4%
Total Operating Margin		29.3%	31.8%	26.5%	30.4%

				December 26, 2015
Store Count and Square Footage by Region:				Store Count	Square Footage
The Americas				392	1,179,818
Europe				171	448,725
Japan				60	88,625
Total				623	1,717,168

MICHAEL KORS

SCHEDULE 4
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
CONSTANT CURRENCY DATA
(In thousands)
(Unaudited)

	Three Months Ended		% Change
	December 26, 2015	December 27, 2014	As Reported	Constant Currency
Retail net sales	$766,225	$689,388	11.1%	15.7%
Wholesale net sales	575,453	573,838	0.3%	3.0%
Licensing revenue	55,801	51,500	8.4%	8.4%
Total revenue	$1,397,479	$1,314,726	6.3%	9.9%

	Nine Months Ended		% Change
	December 26, 2015	December 27, 2014	As Reported	Constant Currency
Retail net sales	$1,822,340	$1,665,209	9.4%	15.5%
Wholesale net sales	1,553,426	1,494,723	3.9%	7.9%
Licensing revenue	137,669	130,553	5.5%	5.5%
Total revenue	$3,513,435	$3,290,485	6.8%	11.6%